EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION

OF

IT’S DIVINE, INC.

The undersigned, SING WEI LUNG, hereby certifies that:

1. He is the duly elected Chief Executive Officer of IT’S DIVINE, INC., a Delaware corporation (the “Corporation”).

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on May 17, 2016.

3. The Certificate of Incorporation of the Corporation shall be amended hereby as follows:

ARTICLE I – NAME

The name of the Corporation is HEALING TOUCH HOLDINGS, INC.

4. The Certificate of Incorporation shall not be otherwise amended hereunder, and its form, as amended hereby, is hereby ratified and affirmed.

Effective Date. The effective date of this Certificate of Amendment of Certificate of Incorporation shall be the date filed with the Secretary of State of the State of Delaware.

Adoption of Amendment. The foregoing Certificate of Amendment to Certificate of Incorporation was adopted by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting as of October 5, 2016.

This Certificate of Amendment to Certificate of Incorporation was not required to be approved by a vote of the shareholders as the amendment is one authorized under Section242(a)(1) of the Delaware General Corporation Law (“DGCL”) and a shareholder vote thereupon is expressly excepted by Section 242(b)(1) of the DGCL from the requirement of such a shareholder vote, as same is not otherwise required under the Corporation’s Certificate of Incorporation. Accordingly, this Certificate of Amendment is hereby certified as having been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of October 5, 2016.

By:	/s/ Sing Wei Lung
Name:	Sing Wei Lung
Title:	Chief Executive Officer